                                                                    EXHIBIT 99.1

NEWS

                                                                [AIG LETTERHEAD]

Contact:   Charlene M. Hamrah (Investment Community)
           (212) 770-7074

           Joe Norton (News Media)
           (212) 770-3144

        AIG ANNOUNCES OFFER TO ACQUIRE AMERICAN GENERAL FOR $46 PER SHARE

                          OR APPROXIMATELY $23 BILLION

NEW YORK, April 3, 2001 - American International Group, Inc. (AIG) announced today that it has offered to acquire American General Corporation (American General) in a stock transaction with a value of $46 per share of American General common stock, based on today's closing market price of AIG common stock. AIG's offer provides that the price would remain constant so long as AIG shares trade within a five-percent collar during an agreed-upon period prior to the closing date. The proposed transaction would be a tax- free reorganization, would be treated as a pooling of interests for accounting purposes and has a total value of approximately $23 billion. AIG said that M.R. Greenberg, AIG Chairman and CEO had contacted Robert M. Devlin, Chairman of American General, with the offer, which has been approved by the AIG Board of Directors.

Commenting on today's announcement, Mr. Greenberg said, "We are making this offer to Mr. Devlin and the Board of Directors of American General and hope to commence merger discussions in the very near future. We believe that the combination of our two companies is uniquely attractive, in terms of mix of businesses and distribution channels, and would be highly beneficial financially to both of our shareholder groups."

Mr. Greenberg will hold a conference call on Wednesday, April 4, 2001 at 9:00 AM EDT to discuss AIG's offer. The telephone number in the United States is 888/391-7048. International callers should telephone 212/287-1840. The pass code is AIG. Please call 15 minutes in advance to establish a connection. A rebroadcast of the call can be accessed through April 11, 2001 by dialing 800/839-1197 in the United States and 402/998-1130 outside the United States.

Attached is the text of the letter from AIG to American General.

                                      # # #

AIG is the leading U.S.-based international insurance and financial services organization and the largest underwriter of commercial and industrial insurance in the United States. Its member companies write a wide range of commercial and personal insurance products through a variety of distribution channels in approximately 130 countries and jurisdictions throughout the world. AIG's global businesses also include financial services and asset management, including aircraft leasing, financial products, trading and market making, consumer finance, institutional, retail and direct investment fund asset management, real estate investment management, and retirement savings products. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      more

AIG ANNOUNCES OFFER
APRIL 3, 2001
PAGE TWO

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. Please refer to AIG's Annual Report on Form 10-K for the year ended December 31, 2000 for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                      more

                                [AIG LETTERHEAD]

                        April 3, 2001



Mr. Robert M. Devlin
Chairman of the Board
American General Corporation
2929 Allen Parkway
Houston, TX  77019-2155

Dear Bob:

As I explained when we spoke today, we have been observing closely the market's reaction to the announcement of your intent to merge American General with Prudential PLC. It appears clear that the exceptionally steep price drop experienced by Prudential's stock reflects investors' serious concerns with the transaction.

In light of the recent events, we are submitting an alternative for a combination of American General with AIG. We would like to begin discussions with you and your board to reach a satisfactory agreement.

Our offer provides demonstrably superior value to your shareholders and combines two of the best franchises in the financial services industry. Under our proposal, American General and AIG would combine in a transaction in which each common share of American General stock will be converted into AIG common stock with a value of $46.00 per share. This price will remain constant as long as the price of AIG shares trades within a five-percent collar during an agreed upon period prior to the closing date. Accordingly, based on today's closing, your shareholders will receive a minimum of 0.5462 shares and a maximum of 0.6037 shares of AIG stock for each share held.

The combination of AIG and American General is uniquely attractive, in terms of mix of businesses and distribution channels. Furthermore, as you know, AIG has the highest ratings from all principal rating agencies and is the leading United States-based international insurance and financial services organization. As of December 31, 2000, we had total assets in excess of $300 billion and capital funds of approximately $40 billion.

AIG firmly believes in the importance of encouraging each of the companies it acquires to maintain its own identity. SunAmerica and Hartford Steam Boiler are prime examples of this decentralized approach based on respect for the acquired businesses' management teams and clear accountability. Consistent with this philosophy, we would welcome American General as a strong, vibrant contributor to our group. In addition, this union will permit us to expand AIG's overall presence in Texas, one of the key areas of economic growth of our country. The reputation of you and your associates for commitment and hard work is a key motivation of our interest.

We intend to honor existing financial arrangements for you and your employees and look forward to exploring with you attractive opportunities for your senior management in the combined organization. Furthermore, we would anticipate your joining our board and being appointed a vice chairman.

In terms of value to your shareholders, our proposal represents a significant premium to the current value of the Prudential proposal. Furthermore, the American General shareholders will receive shares of AIG, one of the largest and most successful financial institutions in the world. With a market capitalization in excess of $190 billion, and a strong U.S. shareholder base, there will be no concern regarding flowback of shares in a transaction with AIG. As the table below illustrates, AIG's shares have performed very well over the past several years.

                                      more

                                     ANNUALIZED TOTAL RETURN (a)
                        1 YR            3 YR            5 YR           10 YR
AIG                     13.7%           21.4%           29.7%          23.4%
S&P 500                (22.5)%           2.4%           14.2%          14.4%

(a) Annual return with net reinvested dividends for each period. 1-year returns through April 2, 2001. 3-, 5- and 10-year returns through March 30, 2001.

Source: Bloomberg.

Our interest in this transaction is a reflection of our firm belief that a combination of our companies would be highly beneficial financially to both of our shareholder groups and accretive to AIG's earnings per share.

In sum, the transaction we are offering provides to the American General shareholders considerably greater value than the Prudential proposal, through a higher current value and the opportunity to share, as AIG shareholders, in the earnings accretion deriving from a stronger combined franchise. AIG has a history of making meaningful acquisitions, and we are intimately familiar with the regulatory approval process required to consummate the transaction and have excellent relationships with the various regulators who supervise our businesses. We expect no significant issues or undue time delays.

We are prepared to proceed forward with a definitive agreement on terms that will compare favorably with those in your agreement with Prudential. Our clear determination is to reach a three-way, resolution in a professional and constructive manner that will benefit all shareholder groups involved. We anticipate a tax-free stock-for-stock transaction accounted for as a pooling of interests.

We have engaged Goldman, Sachs & Co. and Wachtell, Lipton, Rosen & Katz to advise us in this transaction.

The entire Board of AIG has approved our proposal and has unanimously authorized us to proceed. We look forward to meeting with you as soon as possible to discuss and negotiate our proposal in greater detail so that we can achieve a prompt agreement. You can be assured that we will do everything in our power to see this transaction through to completion. We are prepared to meet immediately with you and your Board to work toward that end.

                                            Sincerely,



                                            /s/ M. R. Greenberg



cc:    Members of the Board of Directors of
       American General Corporation